Exhibit 99.1

Altair Nanotechnologies Inc. Regains Compliance
With NASDAQ Minimum Bid Price Requirements

RENO, NV (Marketwire - January 9, 2013) – Altair Nanotechnologies Inc. (Nasdaq: ALTI) today announced that it has regained compliance with the minimum bid price requirement of NASDAQ Listing Rule 5550(a)(2) (the “Rule”).  On January 3, 2013, Altair received a letter from The NASDAQ Stock Market confirming that the closing bid price of the company’s common stock has been at $1.00 per share or greater for at least 10 consecutive business days.

On January 6, 2012, Altair received notification from The NASDAQ Stock Market indicating the company was not in compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market, as set forth in the Rule.  On July 6, 2012, the Company was granted an additional 180 days to regain compliance with the Rule, which was scheduled to expire on January 2, 2013.  As a result of satisfying the minimum bid price requirement, this matter is now closed.

About Altair Nanotechnologies Inc.
Altair is a leading provider of high-power, energy storage systems for the electric grid, industrial equipment and transportation markets. The company's lithium titanate technology is built on a proprietary nano-scale processing technology that creates high-power, rapid-charging battery systems with industry-leading performance and cycle life. Altair is headquartered in Reno, Nevada and maintains operations in Anderson, Indiana; Zhuhai, China; and Wu'an, China. For additional information, please visit: www.altairnano.com.

Forward-Looking Statements
This report may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altair's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this report. These risks include the risk that the government entities with which the Company has contracted will be unable to fulfill their commitment due to legal limitations, including certain procedures required in connection with land use grants and major product purchases; that the government entities will not fulfill their commitments for political or other discretionary reasons, in which case the Company will have no, or limited, remedies; that the Company will run into regulatory, finance or other obstacles as it attempts to expand its operations into China; that the Company interest may be harmed by the absence from the Agreement of terms and conditions that are customary in contracts under U.S. law; that the Company will be unable to expand capacity (or contract with third parties) in order to meet the demand of product orders, particularly products like electric vehicles which the Company does not itself manufacture; that the Company will not experience expected costs savings as a result of its expansion into China and that the Company will not experience an increase in sales volume or, even if it experiences such an increase, that the Company will experience low (or negative) gross margins and not operate profitably in China. Other risks are identified in Altair's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Such forward-looking statements speak only as of the date of this release. Altair expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Altair expectations or results or any change in events.

For Additional Information:

Investors
Tony Luo
tluo@altairnano.com
775.858.3726